Exhibit 99.1

                                VSB Bancorp, Inc.
                    Second Quarter 2007 Results of Operations

Contact Name:
Ralph M. Branca
Executive Vice President
(718) 979-1100

Staten Island, N. Y. --July 10, 2007. VSB Bancorp, Inc. (NASDAQ CM: VSBN) reported net income of $508,021 for the second quarter of 2007, a 13.6% decrease from net income of $587,770 in the second quarter of 2006. The following unaudited figures were released today. Pre-tax income was $951,258 in the second quarter of 2007, as compared to $1,100,480 for the second quarter of 2006, a decrease of $149,222, or 13.6%. Basic net income per common share was $0.28, as compared to basic net income per common share of $0.32 for the quarter ended June 30, 2006. All per share data were adjusted for the 5-for-4 stock split, in the form of a 25% stock dividend, paid on May 18, 2006, to stockholders of record on May 3, 2006.

The $79,749 decrease in net income was attributable to a decrease in interest income of $152,181 and an increase in interest expense of $106,744, which combined to cause a $258,925 decrease in net interest income. The decrease in net interest income was partially offset by an increase in non-interest income of $56,721, a decrease in non-interest expense of $52,982, and a decrease in income tax expense of $69,473. The increase in interest expense was primarily caused by a $96,803 increase in the cost of time accounts, as the average rates we paid on time deposits increased since the second quarter of 2006. The decrease in interest income was due to a decrease of $256,792 in interest on loans as the average balance of loans decreased by $10.6 million from the second quarter of 2006, which was partially offset by an increase in interest income from money market investments as yields and average balances increased over the same period. The $52,982 reduction in non-interest expense was directly attributable to a decrease in legal expenses of $119,607, due in part to the reimbursement from our insurance company of legal fees previously expensed. This reduction was partially offset by an increase in occupancy expenses of $62,160 due to the operation of the new main office at 4142 Hylan Boulevard in Great Kills and the operation of the Rosebank branch.

Total assets increased to $215.1 million at June 30, 2007, an increase of $3.3 million, or 1.5%, from December 31, 2006. Total deposits, including escrow deposits, increased to $189.7 million, an increase of $3.0 million, or 1.6%, during the first half of 2007. Other assets decreased $2.0 million as we opened our new main office in Great Kills, which resulted in the transfer of construction in progress, previously shown as "other assets," to bank premises and equipment. The Bancorp's Tier 1 capital ratio of 12.20% includes the effect, as Tier 1 capital, of $5.0 million (25% of its Tier 1 capital) from the proceeds of a $5 million trust preferred securities issuance in August 2003.

Average interest-earning assets and average loans decreased by $6.6 million and $10.6 million, respectively, from the second quarter of 2006 to the second quarter of 2007. Average demand deposits, an interest free source of funds for the Bancorp to invest, were approximately 34% of average total deposits for the second quarter of 2007, compared to 36% for the second quarter of 2006. Average deposits decreased by $9.2 million from the second quarter of 2006 to the second quarter of 2007. The Company's interest rate spread and interest rate margin were 3.49% and 4.51%, respectively, for the quarter ending June 30, 2007 as compared to 4.07% and 4.93%, respectively, for the quarter ended June 30, 2006. Non-interest income increased $56,721 to $535,193 in the second quarter of 2007. Non-interest expense totaled $1.8 million in the second quarter of 2007.

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Pre-tax income decreased to $1,943,100 for the first six months of 2007, as compared to $2,205,063 for 2006, a decrease of $261,963, or 11.9%. Net income for the six months ended June 30, 2007 was $1,037,792, or basic net income of $0.57 per common share, as compared to a net income of $1,177,681, or $0.65 per common share, for the six months ended June 30, 2006. The $139,889 reduction in net income for the six months ended June 30, 2007 was attributable to an increase in interest expense of $281,311 due to a 76 basis points increase in the cost of time deposits, coupled with a decrease in interest income of $166,286 due to the decrease in average loan balance of $10.3 million. The decrease in net income was partially offset by a decrease in the provision for loan loss of $55,000, and an increase in non-interest income of $114,535. Income tax expense also decreased $122,074 between the periods as pre-tax income decreased.

Merton Corn, VSB Bancorp, Inc.'s President and CEO, stated, "The slowdown in the home building market on Staten Island has a negative effect on our growth and our profitability. Our cost containment efforts have kept non-interest expenses in check." Joseph J. LiBassi, VSB Bancorp, Inc.'s Chairman, stated "Our asset base increased by $6.7 million from the first quarter of 2007. Our book value per share increased to $9.84 at June 30, 2007, up $1.83 from the book value per share one year earlier. Our commitment to providing our customers with the highest quality personal service and the knowledge and dedication of our staff and directors are the key ingredients to maintaining our reputation as the Island's premier business bank."

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank's initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp's total equity has increased to $18.6 million, primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank). In February 2007, we opened our new main office 4142 Hylan Boulevard in the Great Kills section of Staten Island. We simultaneously closed our former main office in the Oakwood Heights Shopping Center as the lease expired at that location.


FORWARD LOOKING STATEMENTS

         This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as "will result in," "management expects that," "will continue," "is anticipated," "estimate," "projected," or similar expressions, and other terms used to describe future events, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA's safe harbor provisions.

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

                                VSB Bancorp, Inc.
                 Consolidated Statements of Financial Condition
                                  June 30, 2007
                                   (unaudited)

                                                         June 30,       December 31,
                                                           2007             2006
                                                      -------------    -------------
Assets:

 Cash and cash equivalents                            $  34,983,022    $  25,363,069
 Investment securities, available for sale              112,098,277      113,770,611
 Loans receivable                                        60,890,255       66,410,677
  Allowance for loan loss                                (1,023,205)      (1,128,824)
                                                      -------------    -------------
    Loans receivable, net                                59,867,050       65,281,853
 Bank premises and equipment, net                         4,144,342        1,554,363
 Accrued interest receivable                                795,325          805,681
 Deferred taxes                                           2,150,208        2,030,647
 Other assets                                             1,111,310        3,078,535
                                                      -------------    -------------
      Total assets                                    $ 215,149,534    $ 211,884,759
                                                      =============    =============

Liabilities and stockholders' equity:

Liabilities:
 Deposits:
    Demand and checking                               $  64,287,827    $  67,371,582
    NOW                                                  20,810,121       19,935,769
    Money market                                         23,703,782       18,359,007
    Savings                                              11,762,026       12,526,485
    Time                                                 68,942,839       68,229,244
                                                      -------------    -------------
      Total Deposits                                    189,506,595      186,422,087
 Escrow deposits                                            219,844          261,063
 Subordinated debt                                        5,155,000        5,155,000
 Accounts payable and accrued expenses                    1,650,851        2,306,312
                                                      -------------    -------------
    Total liabilities                                   196,532,290      194,144,462
                                                      -------------    -------------

Employee Stock Ownership Plan Repurchase Obligation              --          399,026

Stockholders' equity:
 Common stock, ($.0001 par value, 3,000,000
    shares authorized, 1,891,759 issued
    and outstanding at June 30, 2007 and
    December 31, 2006)                                          189              189
 Additional paid in capital                               9,053,691        8,667,665
 Retained earnings                                       12,330,992       11,293,200
 Unallocated ESOP shares                                 (1,155,366)      (1,239,905)
 Accumulated other comprehensive loss, net
    of taxes of $1,406,390 and $1,203,679,
    respectively                                         (1,612,262)      (1,379,878)
                                                      -------------    -------------

    Total stockholders' equity                           18,617,244       17,341,271
                                                      -------------    -------------

    Total liabilities and stockholders'
     equity                                           $ 215,149,534    $ 211,884,759
                                                      =============    =============
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

                                VSB Bancorp, Inc.
                      Consolidated Statements of Operations
                                  June 30, 2007
                                   (unaudited)

                                            Three months     Three months       Six months      Six months
                                                ended            ended            ended           ended
                                            June 30, 2007    June 30, 2006    June 30, 2007    June 30, 2006
                                            -------------    -------------    -------------    -------------
Interest and dividend income:
 Loans receivable                           $   1,501,344    $   1,758,136    $   3,073,697    $   3,506,909
 Investment securities                          1,293,698        1,320,669        2,594,158        2,526,431
 Other interest earning assets                    264,761          133,179          511,826          312,627
                                            -------------    -------------    -------------    -------------
     Total interest income                      3,059,803        3,211,984        6,179,681        6,345,967

Interest expense:
 NOW                                               29,960           26,442           58,749           49,645
 Money market                                      97,559           95,447          183,409          179,663
 Savings                                           25,355           21,044           49,783           39,378
 Subordinated debt                                 89,039           89,039          178,079          178,079
 Time                                             627,874          531,071        1,243,010          984,954
                                            -------------    -------------    -------------    -------------
     Total interest expense                       869,787          763,043        1,713,030        1,431,719

Net interest income                             2,190,016        2,448,941        4,466,651        4,914,248
Provision (benefit) for loan loss                      --               --          (30,000)          25,000
                                            -------------    -------------    -------------    -------------
     Net interest income
       after provision for loan loss            2,190,016        2,448,941        4,496,651        4,889,248

Non-interest income:
 Loan fees                                         20,532           17,533           48,000           40,300
 Service charges on deposits                      445,491          386,972          862,399          776,728
 Net rental income / (loss)                       (13,121)           3,374            1,692            6,749
 Other income                                      82,291           70,593          164,465          138,244
                                            -------------    -------------    -------------    -------------
     Total non-interest income                    535,193          478,472        1,076,556          962,021

Non-interest expenses:
 Salaries and benefits                            937,988          969,643        1,955,318        2,001,720
 Occupancy expenses                               341,750          279,590          679,725          539,050
 Legal expense / (recovery)                       (16,160)         103,447           (1,634)         162,321
 Professional fees                                 44,700           42,000           96,300           90,000
 Computer expense                                  70,155           62,097          137,371          122,625
 Director fees                                     55,700           57,550          107,850          113,450
 Other expenses                                   339,818          312,606          655,177          617,040
                                            -------------    -------------    -------------    -------------
     Total non-interest expenses                1,773,951        1,826,933        3,630,107        3,646,206

       Income before income taxes                 951,258        1,100,480        1,943,100        2,205,063
                                            -------------    -------------    -------------    -------------

Provision (benefit) for income taxes:
 Current                                          405,809          509,513          848,539        1,029,487
 Deferred                                          37,428            3,197           56,769           (2,105)
                                            -------------    -------------    -------------    -------------
     Total provision for income taxes             443,237          512,710          905,308        1,027,382

              Net income                    $     508,021    $     587,770    $   1,037,792    $   1,177,681
                                            =============    =============    =============    =============

Basic income per common share               $        0.28    $        0.32    $        0.57    $        0.65
                                            =============    =============    =============    =============

Diluted net income per share                $        0.27    $        0.31    $        0.55    $        0.63
                                            =============    =============    =============    =============

Book value per common share                 $        9.84    $        8.01    $        9.84    $        8.01
                                            =============    =============    =============    =============
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